Exhibit 4.2

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of June 4, 2010 among NL COOP Holdings LLC (the “Additional Subsidiary Guarantor”), a Delaware limited liability company and a direct subsidiary of Hexion Specialty Chemicals, Inc. (or its permitted successor) (“Holdings”), Hexion U.S. Finance Corp., a Delaware corporation and Hexion Nova Scotia Finance, ULC, a Nova Scotia unlimited liability company (the “Issuers”), and Wilmington Trust Company, as Trustee under the Indenture (the “Trustee”).

W I T N E S S E T H :

WHEREAS the Issuers, Holdings and the Subsidiary Guarantors have heretofore executed and delivered to the Trustee an Indenture (the “Indenture”), dated as of November 3, 2006, providing for the issuance of Floating Rate Notes and Fixed Rate Notes (the “Notes”);

WHEREAS, Section 4.11 and Section 10.06 of the Indenture provide that under certain circumstances Holdings will cause the Additional Subsidiary Guarantor to execute and deliver to the Trustee a guaranty agreement pursuant to which the Additional Subsidiary Guarantor will Guarantee payment of the Notes on the same terms and conditions as those set forth in Article 10 of the Indenture; and

WHEREAS, pursuant to Section 9.01(iv) of the Indenture, the Trustee and the Issuers are authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for good and valuable consideration, the receipt of which is hereby acknowledged, the Issuers, the Additional Subsidiary Guarantor and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

SECTION 1. Capitalized Terms. Capitalized terms used herein but not defined shall have the meanings assigned to them in the Indenture.

SECTION 2. Guarantees. The Additional Subsidiary Guarantor hereby agrees, jointly and severally with all other Guarantors, to guarantee the Issuers’ obligations under the Notes on the terms and subject to the conditions set forth in Article 10 of the Indenture and to be bound by all other applicable provisions of the Indenture (including Article 11).

SECTION 3. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

SECTION 4. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 5. Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

SECTION 6. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

SECTION 7. Effect of Headings. The Section headings herein are for convenience only and shall not effect the construction of this Supplemental Indenture.

* * * * *

IN WITNESS WHEREOF, the parties have caused this Supplemental Indenture to be duly executed as of the date first written above.

HEXION U.S. FINANCE CORP.,

by
/s/ Authorized Signatory
Name: Title:

HEXION NOVA SCOTIA FINANCE, ULC,

by
/s/ Authorized Signatory
Name: Title:

HEXION SPECIALTY CHEMICALS, INC.,

by
/s/ Authorized Signatory
Name: Title:

NL COOP HOLDINGS LLC,

by:	Hexion Specialty Chemicals, Inc., its
Sole Member

/s/ Authorized Signatory
Name: Title:

IN WITNESS WHEREOF, the parties have caused this Supplemental Indenture to be duly executed as of the date first written above.

WILMINGTON TRUST COMPANY, as Trustee,

by
/s/ Authorized Signatory
Name:
Title: